Exhibit 10.1

        JASPER PRODUCTS, L.L.C. and BRAVO! FOODS INTERNATIONAL CORP.
        ------------------------------------------------------------
                           MANUFACTURING AGREEMENT
                           -----------------------

      THIS AGREEMENT is made this 27th day of December, 2005, between JASPER PRODUCTS, L.L.C. ("JASPER"), a Missouri Limited Liability Company with an address of 3877 E. 27th Street, Joplin, MO 68404, and Bravo! Foods International Corp., ("BRAVO"), a Delaware corporation with a principal place of business at 11300 U.S. Hwy. 1, Suite 202, North Palm Beach, FL 33408.

                            TERMS AND CONDITIONS
                            --------------------

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.    BASIC TERMS

      (a) This Section contains basic terms of the Agreement between JASPER and BRAVO. All other provisions of this Agreement are to be read in accordance with the provisions herein contained.

            i     Commencement Date                     January 1, 2006

            ii    Termination Date                      September 30, 2010

            iii   Product Descriptions                  Schedule A (2(a))

            iv    Records                               Schedule B (2(d))

            v     Ingredients/Materials/Packaging       See Schedule C
                  Purchased by BRAVO

            vi    Ingredient/Materials/Packaging        See Schedule D
                  Purchased by JASPER

            vii   Shrinkage allowance                   See Schedule E

            viii  Pricing                               See Schedule F

2.    PRODUCTION OF PRODUCT

      (a) JASPER shall produce for BRAVO, at its facility in Joplin, Missouri (the "JASPER Facility"), the products described on Schedule A attached hereto, which may be amended by the parties hereafter from time to time (the "Products"). BRAVO shall provide JASPER with Purchase Orders that, at a minimum, will give the Products and quantities ordered, and delivery dates requested. Purchase Orders will be BRAVO's best estimate of its current requirements, but may be amended up or down to reflect changing demand for Products. JASPER shall notify BRAVO if requested delivery dates cannot be met, so the parties can discuss an acceptable production schedule.

      (b) All Products manufactured, packaged and delivered by JASPER under the terms of this Agreement shall conform to the specifications supplied to JASPER by BRAVO as listed on Schedule A, which Schedule may from time to time be modified by BRAVO in writing. No change in Product specifications shall be binding on JASPER until BRAVO has provided written Product specifications for each SKU, and each specification is signed and dated by the parties. JASPER shall not unreasonably refuse or fail to sign off on Product Specifications submitted by BRAVO. Any additional net cost increases or decreases associated with any modifications to BRAVO's Product specifications shall be borne by or credited to BRAVO (the term "net costs" as used herein shall mean the net increase or decrease for the items referenced in Section 3 of this Agreement, as affected by changes in the Product specifications). JASPER also agrees to comply with all laws and regulations applicable to production of the Products, including laws and regulations of the United States Food and Drug Administration ("FDA"), United States Public Health Service ("PHS"), and any and all other applicable federal, state and local laws and regulations. JASPER warrants that the Products shall be released free from defects in workmanship and shall be manufactured in accordance with applicable good manufacturing practices ("GMP"), which shall comply with Food Manufacturing GMPs that may be adopted by the FDA and/or PHS as a minimum manufacturing standard. JASPER further warrants that the Products, when delivered to BRAVO in accordance with this Agreement, shall not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act.

      (c) Upon reasonable notice, and during normal operating hours, JASPER shall permit BRAVO representatives reasonable access to portions of the JASPER Facility used to produce the Products for the purpose of ascertaining JASPER's compliance with good manufacturing practices and BRAVO's specifications and quality assurance requirements. JASPER agrees to disclose to BRAVO and provide a list, upon request, of any material violations or deficiencies noted during any inspection of the JASPER Facility which have a material adverse effect on the manufacture or packaging of the Products by the United States Food and Drug Administration, United States Department of Agriculture, United States Public Health Service, or any other federal, state or local health or food regulatory agency.

      (d) JASPER will keep complete and accurate records in connection with the Products with respect to manufacturing practices, quality assurance measures, analytical procedures and their resultant data. Such records shall include at least those listed on attached Schedule B. Upon reasonable notice, JASPER shall allow BRAVO access to such records during normal working hours.

3.    DELIVERY, PRICING, BILLING AND PAYMENT

      (a) JASPER shall coordinate shipments to meet scheduled delivery dates of the Products with JASPER designated transportation providers. All shipments of the Products shall be by common carrier, F.O.B. the JASPER Facility.

      (b) JASPER shall purchase the materials identified in Schedule D to be used in connection with the manufacture of the Products.

      (c) JASPER shall charge BRAVO a tolling fee and material charges as listed in Schedule F.

      (d) The minimum production run for Products shall be 240,000 bottles per one flavor. Charges for runs less than the minimum are addressed in Schedule F.

      (e) JASPER shall supply ingredients and packaging materials as listed in Schedule D.

      (f) JASPER shall invoice BRAVO on the date the Product is released from the required incubation period (the "Released Product").. Payment terms for all Released Product invoices shall be net 5 days. Failure by BRAVO to meet payment terms of any invoice shall result in interest being imposed on any unpaid balance at the rate of one percent (1%) per month accrued from a date 10 days after the invoice date or in the event such rate exceeds that permitted to be charged by law, the maximum rate permitted by law.

      (g) JASPER shall keep complete and accurate records and accounts with respect to costs incurred, credits, if any, and all materials, ingredients, and equipment used or provided, under the provisions of this Agreement. BRAVO shall have the right to audit, subject to reasonable notice and during normal business hours and at BRAVO's sole cost, records pertaining to matters set forth in Section 3 hereof.

4.    STORAGE, SHIPPING AND INVENTORY

      (a) During the term of this Agreement, JASPER agrees to handle and store reasonable amounts of raw materials based upon the level of production expected in the upcoming forty-five (45) days. With regard to finished Released Product, JASPER agrees during the term of this Agreement to store finished Released Products as provided in Schedule F.

      (b) BRAVO agrees to issue shipping instructions in full pallet increments of one Product per pallet and, with respect to orders from Coca-Cola Enterprises Inc., in truckloads of 25,000 pounds or more. JASPER shall ship oldest Released Products first, unless otherwise directed in writing by BRAVO. Shipment of Products shall only be from Released Product inventory that has completed any required incubation period, unless directed otherwise by BRAVO in writing, in which case BRAVO agrees that it waives and releases any claims it may have against JASPER for such early release, and further agrees to indemnify and hold JASPER harmless from and against all possible legal ramifications or liability resulting from an early release.

      (c) JASPER shall be responsible for any loss of finished Product prior to the issuance of an invoice to BRAVO for the Released Product, provided however, that JASPER shall have no liability in the event such loss occurred as the result of JASPER's compliance with BRAVO's specifications or directions. JASPER shall also bear no responsibility or liability for loss from acts of war, acts of civil insurrection or acts of God, as commonly defined by standard hazard insurance policies.

      (d) BRAVO shall be responsible for loss of finished Released Products upon the issuance of an invoice for such Products by JASPER.

      (e) JASPER shall provide an inventory for BRAVO on the last day of each month and transmit inventory count to BRAVO via e-mail or facsimile transmission. The inventory will include all ingredients and other raw materials, packaging, goods in progress, and finished Products.

5.    TRADEMARKS

      (a) BRAVO represents and warrants that it owns or otherwise has the right to use all trademarks (the "Trademarks") and copyrighted material (the "Copyrights") provided by BRAVO to JASPER for use in connection with the manufacture or packaging of the Products. JASPER will not use any of the Trademarks or Copyrights owned or licensed by BRAVO for any other purpose without the prior written consent of BRAVO in each instance.

6.    QUALITY CONTROL

      (a) JASPER agrees to perform, at its expense, sampling and testing procedures for the Products in accordance with Schedule B, which is attached, and applicable governmental regulations. If additional testing, not identified in Schedule B, is required by BRAVO, a reasonable additional fee will be agreed upon between JASPER and BRAVO to cover the associated incremental cost. Other quality control items to be performed under this Agreement are as follows:

      i Normal production runs shall require BRAVO to provide at least two (2) non-work hour phone numbers for BRAVO employees who can be contacted in the event a problem occurs during a production run not being conducted during normal business hours.

      ii    JASPER shall keep retention samples in accordance with Schedule
            B.

      iii All formulas will be submitted to JASPER in a standard Product Format that will be provided by JASPER to BRAVO.

      iv BRAVO shall be responsible for compliance with any federal or state labeling requirements.

      v All manufacturing instructions and all Kosher certificates, shall be obtained by JASPER at least thirty (30) days prior to production runs.

      vi JASPER shall perform ingredient testing, and JASPER shall be responsible for obtaining Certificates of Analysis (COA) required for all incoming items.

7.    INDEMNITY

      (a) BRAVO shall indemnify, defend and hold JASPER harmless from and against any and all loss, cost, expense, claim, suit, damage or liability (including reasonable attorneys' fees and court costs) arising out of or relating to an infringement or alleged infringement of any Trademarks or Copyrights. In addition, BRAVO shall indemnify, defend and hold JASPER harmless from and against any and all loss, cost, suit, expense, claim, damage or liability arising out of or relating to: (i) JASPER's adherence to the Product Specifications or written orders or instructions given by BRAVO to JASPER relating to the manufacture or packaging of Products; (ii) BRAVO's breach of any of its obligations contained herein; and (iii) the storage, sale, marketing, distribution and consumption of the Products, other than any loss, claim, liability, suit, expense or damage which would be covered under Section 7(b) hereof.

      (b) JASPER shall indemnify, defend and hold BRAVO harmless from and against any loss, cost, expense, claim, suit, damage or liability arising out of or resulting from JASPER's negligent manufacturing and packaging of the Products. In the event of damage or liability arising from a defect in any materials purchased by JASPER on behalf of BRAVO, JASPER agrees to work in conjunction with BRAVO in pursuing a legal remedy for the damage or liability against the vendor of the material, including asserting any claims JASPER has against the vendor. Notwithstanding the above, JASPER shall not be responsible for any loss, claim, expense, suit, damage, or liability arising out or attributable to JASPER's adherence to Product Specifications or to any written orders or instruction(s) from BRAVO regarding the manufacture or packaging of the Products, as set forth in
Section 7(a) above.

      (c) The party seeking indemnification shall send the other party hereto written notice of any suit, claim, or damage for which such party has notice and to which these provisions may apply. In the event suit is commenced, the indemnifying party shall have the right to appear in defense of any such suit at its own cost. The appearance of the indemnifying party in such proceeding shall not be construed as an admission of liability and shall not constitute a waiver of any of its rights.

8.    RISK OF LOSS AND INSURANCE

      (a) Title to the Products shall be in and remain with BRAVO from the date JASPER issues an invoice to BRAVO for the Released Products. JASPER shall bear the risk of loss to the Products until the Released Products are invoiced. JASPER shall bear no responsibility for loss to Products resulting from acts of war, acts of civil insurrection or acts of God, as commonly defined by standard hazard insurance policies.

      (b) During the term of this Agreement, JASPER shall carry and maintain (i) Product Liability Insurance in the amount of Five Million Dollars ($5,000,000.00) combined single limit, for bodily injury and property damage; (ii) Commercial General Liability Insurance in the amount of Five Million Dollars ($5,000,000.00) combined single limit, for bodily injury and property damage, and (iii) property insurance having limits of liability of Two Million Dollars ($2,000,000.00). BRAVO shall be named as an additional insured on JASPER's product liability and CGL policies. The policies shall not be cancelled or materially modified without notifying BRAVO at least 30 days in advance. Upon request, but no more frequently than annually, JASPER shall provide BRAVO with evidence of such insurance coverage.

9.    CONFIDENTIALITY

      (a) Each party recognizes that in the performance of this Agreement it may acquire, directly or indirectly, proprietary, confidential or trade secret information of the other. Each party shall treat and regard as confidential, proprietary and trade secret that information received from the other which was not previously in the public domain, independently developed by such other party, or later disclosed to such party by a third party as a matter of right hereafter (the "Confidential Information") and shall not utilize, divulge or communicate such information to third parties except for the direct benefit of the other party, or with such party's prior consent. Each party shall maintain control of all proprietary, confidential or trade secret documents and shall return the same to the appropriate party upon the termination of this Agreement. Each party acknowledges that the value of the other party's Confidential Information is unique and substantial, and it may be impractical or difficult to assess its value in monetary terms. Accordingly, in the event of an actual or potential violation of this paragraph, the violating party expressly consents to the enforcement of this Agreement by injunctive relief or specific performance in addition to any and all other remedies available to them. JASPER acknowledges that, to the best of its knowledge and without any independent investigation on the part of JASPER, BRAVO is the sole and exclusive owner of the Product formula, production recipes, instructions, manufacturing process sheets and special processes ("Formulations"). JASPER further acknowledges that BRAVO's Confidential Information includes the Formulations, that the Formulations are trade secrets that would be valuable to competitors, and that BRAVO will be irreparably harmed if the Formulations are directly or indirectly disclosed to, or used, in whole or in part, for the benefit of BRAVO's competitors. The parties also agree to treat the terms and conditions of this Agreement as Confidential Information.

10.   FORCE MAJEURE

      In the event that either party shall be totally or partially unable to fulfill one or more of its obligations hereunder as a result of acts or occurrences beyond the control of the party affected, such as, but not limited to, actions, omissions or impositions by local, state or federal governmental authorities (except such actions, omissions or impositions resulting from or in response to JASPER's violation of or failure to comply with any governmental or regulatory law, rule, regulation, directive or ordinance effecting or pertaining to JASPER's business), fire, flood, earthquake or other natural disasters, acts of God, revolution, strikes or fuel shortages, the party so affected shall be totally or partially relieved from fulfilling its obligations under this Agreement during the period of such force majeure; provided, however, that the affected party shall notify the other party of the circumstances as soon as reasonably possible; and further provided that if such period of force majeure shall continue for a period of three (3) months or more, the party not affected shall be entitled to terminate this Agreement by giving notice to take effect immediately. The foregoing shall not relieve either party of any obligation to make payments required pursuant to this Agreement in accordance with the terms hereof.

11.   TERMINATION

      (a) This Agreement shall commence upon execution by both parties hereto and shall terminate automatically and without notice on September 30, 2010, unless the parties agree in writing to extend the term of the Agreement. Either party may terminate this Agreement immediately without notice should the other party fail to cure, within thirty (30) days after receipt of written notice thereof, any material breach of its obligations or duties hereunder, provided, however that in the event of a material breach that cannot be cured within t thirty (30) days, a party shall not be deemed in default if it commences curing such default within the thirty
(30) day period and thereafter diligently prosecutes such matter until cured.

      (b) If either party shall file a voluntary petition in bankruptcy, be declared bankrupt, make an assignment for the benefit of the creditors, or suffer the appointment of a receiver or a trustee of its assets (who is not removed or as to which an appropriate bond is not posted by BRAVO within forty five (45) days of such appointment), that party shall be in breach of this Agreement and the other party shall have the right to terminate this Agreement by giving written notice to take effect immediately.

      (c) Upon termination or expiration of this Agreement under any circumstances, any releasable Product in JASPER's possession shall be promptly delivered to BRAVO within thirty (30) days of the date of such termination or expiration or from the date Products are released for sale, whichever date is later. In addition, BRAVO shall have the option to purchase all Products and ingredients, packaging and material JASPER has on hand and not previously billed to BRAVO at the time of the termination that are used solely for the production of the Products, if any exist. The cost of all ingredients and packaging material to be purchased by BRAVO shall be at JASPER's cost FOB Jasper facility.

12.   GOVERNING LAW

      Venue for any litigation arising out of this Agreement shall be a federal court in the State of Missouri. The parties hereby submit to the jurisdiction of that state for such purposes. All matters relating to this Agreement, the rights of the parties hereunder and the construction of the terms hereof shall be governed by the laws of the State of Missouri.

13.   NOTICES

      Except as otherwise expressly set forth in this Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by documented overnight delivery services, or sent by facsimile or other electronic transmission service provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested. Notices, demands, and communications to the respective parties shall, unless another address is specified in writing, be sent to the address indicated below:

      Notice to BRAVO:
      ----------------

      Benjamin Patipa, Chief Operating Officer: Fax 561-625-1411
      Roy D. Toulan, Jr., General Counsel: Fax 978-283-4692
      Bravo Foods International Corp.
      11300 U.S. Hwy. 1, Suite 202
      North Palm Beach, FL 33408.

      Notice to JASPER:
      -----------------

      Kenneth D. Haubein: Fax 417-206-3434
      Jasper Products, L.L.C.
      3877 E. 27th St.
      Joplin, MO 64804

14.   CONFLICTING TERMS

      The terms of this Agreement shall supersede and take precedent over any conflicting terms found in any purchase order issued by BRAVO.

15.   NO WAIVER

      The failure of either party to assert a right hereunder or to insist upon compliance with any terms or condition of this Agreement shall not constitute a waiver of that right or excuse the subsequent performance or non-performance of any such term or condition by the other party.

16.   ENTIRE AGREEMENT AND HEADINGS

      This Agreement, and exhibits, schedules or addenda attached hereto and incorporated herein, as amended from time to time, constitute the entire agreement of the parties relating to the manufacture, packaging, storage, and shipping of the Products, and any prior or contemporaneous agreements or understandings relating thereto are merged herein or superseded hereby. This Agreement may not be amended except by an instrument in writing duly executed on behalf of the party against whom such amendment is sought to be enforced. All headings utilized herein are inserted for reference only and shall have no effect on the meaning or construction of any terms of this Agreement. Notwithstanding the above, BRAVO shall have the right to supplement, modify or amend, from time to time, the product specifications set forth on Schedule A attached hereto; provided, however, that no such modification or amendment shall become part of this Agreement until the same is delivered in writing to JASPER.

17.   BINDING EFFECT

      This Agreement, and exhibits, schedules or addenda attached hereto and incorporated herein, shall be binding upon and shall inure to the benefit of the parties hereto and their respective assignees and successors in interest. This agreement is not assignable or transferable by either party, in whole or in part, without the prior written consent of the other party.

18.   ATTORNEY FEES

      Should either JASPER or BRAVO be required to institute legal action to enforce any of its rights set forth in this Agreement, then the prevailing party shall be entitled to reimbursement for all reasonable attorneys' fees and costs incurred as determined by the court in any such action.

19.   INDEPENDENT CONTRACTOR

      The relationship of JASPER to BRAVO under this Agreement shall be that of an independent contractor and no agency or employment relationship shall be implied by this Agreement. Accordingly, JASPER shall be responsible for payment of all taxes including federal, state and local taxes arising out of JASPER's activities under this Agreement, including, but not limited to, federal and state income tax, social security tax, unemployment insurance tax, and any other taxes or business license fees as required.

20.   PRODUCT RECALLS

      BRAVO shall have the sole right, exercisable in its discretion, to initiate and direct the content and scope of a recall, market withdrawal, stock recovery, product correction and/or advisory safety communication (any one or more referred to as a "Recall Action") regarding the Products. At BRAVO's option, BRAVO can direct JASPER to, and upon such direction JASPER shall, conduct such Recall Action. BRAVO shall determine, in its sole discretion, the manner, text and timing of any publicity to be given such matters upon prior consultation with JASPER. In the event a Recall Action is initiated or directed by BRAVO, JASPER agrees to fully cooperate and take all such steps as are reasonably requested to implement the Recall Action in a timely and complete manner. Any and all action to be taken in connection with a Recall Action shall be in accordance with FDA policies and other applicable laws and regulations. JASPER shall bear the costs associated with any Recall Action which results from JASPER's failure to comply with Product specifications set forth on Schedule B. In all other cases, BRAVO shall bear all costs associated with any Recall Action.

21.   SETOFF

      Notwithstanding anything herein to the contrary, unless prohibited by law, BRAVO hereby expressly waives any right it may have to setoff any amount of money it owes to JASPER against any amount of money JASPER may owe BRAVO.

                       [Signature Page Next Following]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.


"JASPER"
JASPER PRODUCTS, L.L.C.


By: /s/ Kenneth Haubein
    --------------------------------
(Print Name) Kenneth Haubein
             -----------------------
(Title) President
        ----------------------------


"BRAVO"


By: /s/ Roy G. Warren
    --------------------------------
(Print Name) Roy G. Warren,
             -----------------------
(Title) Chief Executive Officer
        ----------------------------

Schedules:

A.    The Products and Product Specifications
B.    JASPER Records
C.    Ingredients & Materials to be supplied by BRAVO
D.    Ingredients & Materials to be supplied by JASPER
E.    Shrinkage allowance
F.    Volume pricing schedule/Minimum volume requirements

                Manufacturing Agreement - Jasper Products and
                       Bravo Foods International Corp.

                                 Schedule A


Product Description               Specification Number
-------------------               --------------------

                Manufacturing Agreement - Jasper Products and
                       Bravo Foods International Corp.

                                 Schedule B


In accordance with paragraph 2(d) of the Agreement, JASPER shall keep, at a minimum, the following records.

1.0   Batch Records
      1.1   Ingredients lot numbers used in batch
      1.2   Amount of each ingredient used in batch
      1.3   Temperatures and times as applicable


2.0   Testing Records
      2.1   pH readings
      2.2   Total Solids (Omnimark)
      2.3   Micro and incubation results
      2.4   Packaging integrity testing records


3.0   Retention Samples
      3.1 JASPER shall maintain retention samples of all lots of Products for the designated life of the product plus three months.
      3.2 Retention samples consist of a minimum of two serving packs from each batch.

                Manufacturing Agreement - Jasper Products and
                       Bravo Foods International Corp.

                                 Schedule C


BRAVO shall supply the following ingredients and materials:

      None.

                Manufacturing Agreement - Jasper Products and
                       Bravo Foods International Corp.

                                 Schedule D


JASPER shall supply the following ingredients and materials:

      All materials used for producing Products

      Case glue, ink for coding and stretchwrap are included in the Toll
      Fee.

      All other materials are procured by Jasper and charged to Bravo in the Turn Key case cost as noted in Schedule F.

                Manufacturing Agreement - Jasper Products and
                       Bravo Foods International Corp.

                                 Schedule E


* redacted

RAW MATERIAL                  INGREDIENTS     PACKAGING     EXTRA     EXTRA

ALLOWABLE SHRINKAGE FACTOR
(90 million bottles/yr)            *%             *%          %         %

                Manufacturing Agreement - Jasper Products and
                       Bravo Foods International Corp.

                                 Schedule F*


* redacted